Exhibit 10.1

EXECUTIVE TRANSITION AND SEPARATION AGREEMENT

This Executive Transition and Separation Agreement (the “Separation Agreement”) is made as of December 20, 2019 by and among Alliance Data Systems Corporation, ADS Alliance Data Systems, Inc. (together, the “Company”) and Melisa A. Miller (“Executive”) (collectively, the “Parties”).

WHEREAS, Executive most recently served as President and Chief Executive Officer of, and now serves in an advisory capacity to, the Company;

WHEREAS, the Parties have discussed Executive’s advisory role and separation from employment and other positions with the Company, and the Parties have mutually agreed to establish terms for Executive’s separation; and

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Separation Agreement shall be the exclusive payments, benefits and rights due Executive in connection with her separation from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Resignation Date; Separation Date; Transition Matters.

(a)
Resignation Date.  Effective as of November 18, 2019 (the “Resignation Date”), Executive resigned from her positions as President and Chief Executive Officer of the Company, her membership on the Company’s Board of Directors (the “Board”), and any and all other positions as an officer, director and/or member of any Board committees of the Company and/or any Company affiliates.  Executive agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, as requested by the Company.  Effective as of the Resignation Date, Executive is serving as an active employee of the Company in an advisory role.

(b)
Separation Date. Provided that Executive’s employment with the Company is not terminated for a Disqualifying Reason (as defined below) and provided that Executive does not voluntarily resign her employment, the effective date of Executive’s separation from employment with the Company and/or any affiliates of the Company will be February 16, 2020, (or such earlier date as provided for herein, the “Separation Date”).  As of the Separation Date, any previously existing agreements related to Executive’s employment with the Company and the terms and conditions thereof will terminate and be of no further force or effect; provided that (i) all agreements related to indemnification of Executive or D&O insurance protection for Executive shall remain in full force and effect in accordance with their respective terms, and (ii) that certain Associate Confidentiality Agreement dated September 6, 2011 made by and between Executive and ADS Alliance Data Systems, Inc. shall remain in full force and effect in accordance with its terms, except that (x) the “Non-Competition” covenants set forth in Section 5 thereof shall expire twelve (12) calendar months after the Resignation Date, rather than twenty-four (24) calendar months after Executive’s Separation Date, and (y) the “Actions Contrary to Interests of Alliance Data” covenants set forth in Section 6 thereof shall expire twelve (12) calendar months after the Resignation Date, rather than twelve (12) calendar months after Executive’s Separation Date (such agreement, as so modified, the “Confidentiality Agreement”).  A “Disqualifying Reason” shall mean, as determined in good faith by the Company’s Board of Directors in its sole, reasonable discretion, any of the following: (A) Executive’s failure to perform substantially the Transition Services (as defined below) or other material breach of this Separation Agreement that remains uncured for ten (10) business days after notice to Executive of such failure or breach; (B) Executive’s material breach of the Confidentiality Agreement; (C) Executive engaging in or causing an act of willful misconduct that has a material adverse impact on the reputation or financial condition of the Company; (D) Executive being formally charged, indicted or convicted of, or entering a plea of guilty or nolo contendere (or equivalent plea) to, (1) any felony or (2) any crime involving moral turpitude and not involving a traffic offense; or (E) Executive’s material breach of any Company policy.

(c)	Transition Period; Transition Services.

(i)
The period between the Resignation Date and the Separation Date will be a transition period (the “Transition Period”).  During the Transition Period, Executive will, upon request of the Company’s Chief Executive Officer or any member of the Board, provide in good faith and in a professional manner such reasonable assistance in connection with (a) the transition of her former duties and responsibilities as President and Chief Executive Officer to any individual assuming such responsibilities, (b) the maintenance and enhancement of existing and development of prospective client relationships, and (c) such other business matters as may be reasonably requested (collectively, the “Transition Services”).  Requests for the provision of any Transition Services shall be made in good faith, with reasonable notice, to be provided at reasonable times and locations.  Executive will be entitled to customary expense reimbursements consistent with past practice to the extent incurred in the provision of any requested Transition Services.  During the Transition Period, Executive shall remain subject to all Company policies but, except for provision of the Transition Services, shall have no other duties or responsibilities in connection with her employment by the Company.

(ii)
During the Transition Period, Executive will continue to receive her regular base salary (as described in, and not in addition to, Section 2 hereof) as an employee of the Company in accordance with the Company’s regular payroll practices, continue to vest in outstanding equity awards, and receive (or, as applicable, be entitled to receive) all employee benefits and compensation to which she is entitled by law or by the terms of such benefit and compensation arrangements (as amended through the Separation Date for senior executives generally), including (a) participation in the Company’s health, dental, life insurance, and long- and short-term disability insurance programs in which she is enrolled and (b) participation in the Company’s 401(k) and Executive Deferred Compensation Plans, in each case subject to any applicable employee or employer contributions or premium payments, payroll tax deductions and income tax withholdings.  During the Transition Period, Executive will not accrue any additional vacation time nor be eligible for or entitled to participate in any Company cash bonus plan for the 2019 fiscal year or future fiscal years.  As of the Separation Date, all salary payments from the Company will cease and Executive’s participation under any Company-provided benefit plans, programs, or practices as an active employee will terminate, except as required by federal or state law or as otherwise specifically set forth in Section 2 of this Separation Agreement.

(iii)
Provided that Executive’s employment has not been terminated for a Disqualifying Reason and provided that Executive has not voluntarily resigned her employment before February 16, 2020, from February 17, 2020 and through June 16, 2020 (the “Advisory Period”), Executive will, upon request by the Company’s Chief Executive Officer or any member of the Board, continue to provide in good faith and in a professional manner the Transition Services.  Requests for the provision of any Transition Services shall be made in good faith, with reasonable notice, to be provided at reasonable times and locations.  Notwithstanding anything contained herein to the contrary, the parties hereby acknowledge and agree that the reasonably anticipated level of Transition Services performed during the Advisory Period shall be 49% or less than the average level of bona fide services provided by Executive to the Company in the immediately preceding 36 months so that Executive shall have a “separation from service” from the Company, as such term is defined under Code Section 409A and the regulations thereunder, on the Separation Date.  Executive will be entitled to customary expense reimbursements consistent with past practice to the extent incurred in the provision of any requested Transition Services.

2.	Transition and Separation Benefits.

(a)
Transition Benefits.  As compensation for Executive’s Transition Services during the Transition Period, Executive shall be paid or provided with the following benefits (collectively, the “Transition Benefits”), less applicable deductions and withholdings, in accordance with this Section 2 (and subject to any proviso set forth herein):

(i)
Base salary ($31,730.77 per bi-weekly pay period), paid in accordance with the Company’s regular payroll practices, beginning on the Resignation Date and ending on the Separation Date and pro-rated for any partial pay period included therein (the “Transition Amount”);

(ii)
Continued vesting and settlement of the restricted stock units and performance stock units set forth on Schedule 1 attached hereto, in accordance with and subject to the terms of those awards and the plan under which they were granted (except as expressly set forth on Schedule 1, all unvested equity awards held by Executive that do not vest on or before the Separation Date shall be immediately forfeited on the Separation Date); and

(iii)
Continuation during the Transition Period of Executive’s Company-provided health and dental insurance and other benefits described in Section 1(c)(ii), with the Company paying its portion of the premium cost.

(b)
Cash Payment.  In exchange for executing this Separation Agreement prior to December 31, 2019 and the mutual covenants and promises contained herein, and provided that Executive does not revoke her execution of this Separation Agreement during the seven-day revocation period, Executive shall be paid a cash payment in the amount of $500,000, less applicable deductions and withholdings, payable on the first (1st) business day after the Separation Agreement Effective Date (as defined below) (the “Cash Payment”), but not later than March 15, 2020.

(c)
Separation Benefits.  Subject to Executive (i) not voluntarily resigning her employment prior to February 16, 2020 and (ii) not being terminated by the Company for a Disqualifying Reason before February 16, 2020, as compensation for Executive’s Transition Services during the Advisory Period, in recognition of Executive’s contributions to the Company and as consideration for the Additional Release of Claims attached hereto as Exhibit A (the “Additional Release”), and provided that Executive timely executes and delivers the Additional Release on the Separation Date and does not revoke her execution of the Additional Release during the seven-day revocation period, Executive shall be paid or provided with the following benefits (collectively, the “Separation Benefits”), less applicable deductions and withholdings, in accordance with this Section 2 (and subject to any proviso set forth herein):

(i)
A cash payment in the amount of $1,550,000 (the “Services Amount”), payable within 30 days after August 17, 2020; provided, that payment of the Services Amount is subject to Executive’s adequate performance of the Transition Services during the Transition Period and the Advisory Period, as determined in good faith by the Compensation Committee of the Company’s Board of Directors in its sole, reasonable discretion;

(ii)
Subject to subsection (c)(iv) hereof, continuation of Executive’s base salary from February 17, 2020 through November 18, 2021 (the “Continuation Period”), in the form of salary continuation, paid in accordance with the Company’s regular payroll practices, and pro-rated for any partial pay period included therein (the “Continuation Amount”)[1];

1 The Transition Amount and the Continuation amount together comprise $1,650,000, equal to two times Executive’s annual base salary.

(iii)	Subject to subsection (c)(iv) hereof, continuation of Executive’s Company-provided health and dental insurance benefits from the Separation Date to the Continuation Period.

(iv)
Notwithstanding anything contained herein to the contrary, the payments under subsections 2(c)(ii) and 2(c)(iii) hereof shall not be paid until the first payroll date to occur on or after August 17, 2020 (the “Specified Employee Payment Date”). During the period beginning on the Separation Date and ending on the Specified Employee Payment Date, Executive shall pay the entire premiums for the benefits set forth in subsection 2(c)(iii) hereof, which the Company shall reimburse in accordance with the following sentence.  The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding anything contained herein to the contrary, if Executive dies following her separation from service but prior to the Specified Employee Payment Date, then the payments under subsections 2(c)(ii) and 2(c)(iii) hereof shall be payable in a lump sum on the date that is sixty (60) days after Executive’s death.

(d)
Additional Consideration.  As further consideration for Executive executing and delivering the Additional Release on the Separation Date and not revoking the Additional Release, Executive shall be paid a cash payment in the amount of $500,000, less applicable deductions and withholdings, payable after the Additional Release Effective Date (as defined in the Additional Release) and on or before March 15, 2020 (“Additional Consideration”).

(e)
Death of Executive.  If Executive dies before receiving all of the payments under this Separation Agreement, any such payments that remain unpaid as of the date of Executive’s death shall be made to the beneficiary of Executive (as determined under Section 20 hereof) in accordance with their original payment schedules or, in the case of the payments under subsections 2(c)(ii) and 2(c)(iii) hereof, under the modified schedule set forth in subsection 2(c)(iv) hereof.

Executive will be responsible for the payment of any required federal, state, local or foreign taxes and any associated portion of any premium or similar contribution amount of any Company-provided health or dental insurance or other benefits provided hereunder, in each case incurred, or to be incurred, in connection with the Separation Benefits, and the Company shall withhold from amounts payable under this Separation Agreement all taxes that are required to be withheld by applicable laws with respect thereto and report on any applicable federal, state, local or foreign tax reporting form any income to Executive determined by the Company as resulting from such amounts payable or benefits provided hereunder.  For the avoidance of doubt, the excess of the total premium cost of Company-provided health and dental insurance benefits during the Continuation Period over the portion of such premiums to be paid by Executive will be treated as imputed income to Executive for withholding and reporting purposes.  Amounts payable hereunder or under any other arrangement referenced herein shall not be subject to mitigation or offset.  After the expiration of the Continuation Period, Executive may elect to continue health benefits pursuant to the Comprehensive Omnibus Budget Reconciliation Act, as amended (“COBRA”), at Executive’s sole cost by paying all of the applicable premiums therefor.  Health, dental and other medical benefits provided during the Continuation Period shall not offset Executive’s right to COBRA benefits after expiration of the Continuation Period.

3.
Release.  In exchange for the consideration set forth in this Separation Agreement (including, without limitation, the Cash Payment), which Executive acknowledges she would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors and successors, and all of their respective past and present officers, committees, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs) of every kind and nature that Executive ever had or now has against any or all of the Released Parties up to the date on which she signs this Separation Agreement, whether known or unknown, including without limitation, any and all claims arising out of or relating to Executive’s employment or service with, or separation from, and/or ownership of securities of, the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Civil Rights Act of 1866, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Equal Pay Act, the Pregnancy Discrimination Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Labor Management Relations Act, the National Labor Relations Act, the Immigration Reform and Control Act of 1986, the Uniformed Services Employment and Reemployment Rights Act, the Employee Polygraph Protection Act, the Vietnam Era Veterans Readjustment Act of 1974, the Internal Revenue Code of 1986, the Employee Retirement Income Security Act, the Ohio Fair Employment Practices Law/the Ohio Civil Rights Act, the Ohio Equal Pay Act, the Ohio Whistleblower Protection Act, the Ohio Pregnancy Discrimination/Maternity Leave Act, the Ohio Wage Payment Anti-Retaliation Statute, the Ohio Minimum Fair Wage Standards Act, the Ohio Workers’ Compensation Anti-Retaliation Statute, Section 34A of the Ohio Constitution and the Texas Labor Code (specifically including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code and the Texas Whistleblower Act), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge and breach of contract; all state and federal whistleblower claims to the maximum extent permitted by law and any claims or damages arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) deprive Executive of any vested rights under any employee benefit plan or any health care continuation to the extent required by applicable law; (ii) deprive Executive of or release any rights Executive may have under the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between Executive and the Company (and/or otherwise under law) for indemnification, contribution, exculpation and/or defense as an employee, officer or director of the Company or any Released Party for her service to the Company or any Released Party (recognizing that such indemnification, contribution, exculpation and/or defense is not guaranteed by this Separation Agreement and shall be governed by the instrument or law, if any, providing for such indemnification and/or defense); or (iii) release any rights Executive has under the Separation Agreement.  Executive acknowledges that the release in this Section 3 is a material inducement to the Company to enter into this Separation Agreement.

4.
Ongoing Obligations.  Executive hereby understands and confirms that Executive’s obligations under the Confidentiality Agreement survive the termination of Executive’s employment with the Company, and remain in full force and effect pursuant to the terms therein (as modified herein), including, except as otherwise permitted by Section 7 below, to keep confidential and not to use or disclose the Confidential Information (as defined in the Confidentiality Agreement) of the Company or its affiliates or customers.  The Parties acknowledge that as of the Separation Date, stock ownership and retention guidelines that are applicable to senior executives of the Company will no longer apply to Executive (without the need for further action relating thereto).

5.
Non-Disparagement.  Executive understands and agrees that during her employment with the Company and thereafter, except as otherwise permitted by Section 7 below, she will not, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online (including, without limitation, on any social media, networking or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, key opinion leader, financial institution, research analyst or current or former employee, board member, consultant, shareholder, client or customer of the Company, regarding the Company or any of the other Released Parties, or any of its affiliates, subsidiaries, parent companies, predecessors and successors, and then current officers and directors, or regarding the Company’s business, operations, products, programs, affairs, performance, personnel, technology, science, intellectual property, plans, strategies, approaches, prospects, financial condition or development related matters.  The Company hereby agrees that it shall instruct the members of its Board and its named executive officers not to make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online (including, without limitation, on any social media, networking or employer review site) or otherwise, to any person or entity, including but not limited to, any media outlet, industry group, key opinion leader, financial institution, research analyst or current or former employee, board member, consultant, shareholder, client or customer of the Company, regarding Executive or any affiliates of Executive.  The Company will issue no official statement regarding Executive or any such affiliates without Executive’s prior written consent (not to be unreasonably withheld); provided, however, that nothing herein shall restrict the Company from making a public announcement (including via press release and filing on Form 8-K) of Executive’s separation and related succession matters.  For the avoidance of doubt, the foregoing shall not prevent any person from stating or repeating factual information which is otherwise publicly available, or from making truthful disclosures or reports to the extent required by law or in any litigation or arbitration, and this provision shall not be violated by any person making private statements in the course of Executive’s provision of services during the Transition Period or Advisory Period.  For the further avoidance of doubt, nothing herein shall be deemed to prevent any person from engaging in good faith competition in the marketplace with any Released Parties, subject to any restrictive covenants applicable to Executive as set forth herein or in the Confidentiality Agreement.

6.
Company Property.  On or before the Separation Date, Executive agrees to return to the Company or, at the Company’s written instruction, destroy all property belonging to the Company that Executive possesses, or that Executive has possessed but has provided to a third party, including, but not limited to, all documents, materials, memoranda, files, notebooks, reports, computer hardware and software, equipment, supplies, calling or credit cards, keys, security passes, passwords, log-in information, proposals and all other written, photographic or tangible material containing the Company’s confidential or proprietary information, and other materials of any nature pertaining to the Company’s confidential or proprietary information.  Notwithstanding the foregoing, Executive will be entitled to retain her Company provided iPad, iPhone (including mobile telephone number) and her contact list following the Separation Date.

7.	Scope of Disclosure Restrictions/Communications with Government Agencies.

(a)
Nothing in this Separation Agreement or elsewhere limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress or any agency Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”).  Further, this Separation Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; provided, however, that nothing herein authorizes Executive to waive and nothing herein shall be deemed to waive the Company’s attorney-client privilege.  This Separation Agreement does not limit Executive’s right to receive an award from a Government Agency for information provided to any Government Agencies.  However, Executive agrees that Executive has waived any right to recover monetary damages or other personal relief, where such rights can be lawfully waived, from the Releasees in any action filed by Executive or by anyone else on Executive’s behalf.

(b)
Notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

8.
Cooperation.  Executive agrees that, to the extent permitted by law, she shall reasonably cooperate with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any Government Agency, or a mediator or arbitrator (except where such claim or action is by Executive or her affiliate where Executive or such affiliate is or could reasonably be expected to be adverse to the Company or its affiliates).  Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available on reasonable advance notice to meet with the Company’s counsel, at reasonable times and locations designated by the Company and reasonably agreeable to Executive, to participate in the investigation or preparation of the Company’s claims or defenses, to assist in the preparation for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding, to provide any relevant information in her possession, and to act as a witness when requested by the Company (except where, as determined by Executive’s counsel selected by her, such cooperation would be adverse in any material respect to Executive’s interests). The Company will reimburse Executive for all reasonable and documented out of pocket costs that she incurs to comply with this paragraph (including, without limitation, any attorneys’ fees and costs reasonably incurred by her in connection with such cooperation).  Executive further agrees that, to the extent permitted by law, she will notify the Company promptly in the event that she is served with a subpoena (other than a subpoena issued by a Government Agency), or in the event that she is asked to provide a third party (other than a Government Agency) with information concerning any actual or potential complaint or claim against the Company.

9.
Amendment and Waiver.  This Separation Agreement, upon the Separation Agreement Effective Date, shall (i) be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties and (ii) be binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors/administrators/ personal representatives and successors.  No delay or omission by the Company or Executive in exercising any right under this Separation Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company or Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

10.
Validity.  Should any provision of this Separation Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Separation Agreement.

11.
Ownership of Claims.  Executive acknowledges that she is the owner of her claims and further warrants that she has not assigned or conveyed to any other person or entity any part of or interest in any of the claims released in Section 3 of this Separation Agreement.

12.
Nature of Agreement.  Executive understands and agrees that this Separation Agreement is a release of claims agreement and does not constitute an admission of liability or wrongdoing on the part of the Released Parties.

13.
Effective Date.  This Separation Agreement shall become effective on the eighth (8th) day after Executive executes this Separation Agreement, provided that the Separation Agreement has not been revoked (the “Separation Agreement Effective Date”).  The Additional Release shall become effective on the eight (8th) calendar day following the date on which Executive executes the Additional Release, provided that the Additional Release has not been revoked.  Executive understands that she will not be paid or provided the Separation Benefits or Additional Consideration unless she timely signs and returns the Additional Release on the Separation Date and does not revoke the Additional Release.

14.	Knowing and Voluntary Execution. Executive understands and agrees that Executive:

(a)
in executing this Separation Agreement, is not waiving any rights or claims under the ADEA or that may arise after the Separation Agreement Execution Date (as defined below), or any rights or claims to test the knowing and voluntary nature of this Separation Agreement under the OWBPA, as amended;

(b)	has carefully read and fully understands all of the provisions of this Separation Agreement;

(c)	knowingly and voluntarily agrees to all of the terms set forth in this Separation Agreement and to be bound by this Separation Agreement;

(d)
is hereby advised in writing to consult with an attorney and tax advisor of Executive’s choice prior to executing this Separation Agreement, and has had the opportunity and sufficient time to seek such advice;

(e)	is releasing the Company from any and all claims Executive may have against the Company arising on or before the Separation Agreement Execution Date, including claims arising under the ADEA;

(f)	may take up to twenty-one (21) days to consider whether Executive desires to execute this Separation Agreement;

(g)
has a period of seven (7) days after executing this Separation Agreement to revoke and that any such revocation must be in writing and delivered, prior to expiration of the seven-day revocation period, to Alisha Danchak, VP-Labor & Employment Counsel, at 7500 Dallas Parkway, Suite 700, Plano, TX 75024 or alisha.danchak@alliancedata.com; and

(h)
that any changes made to this Separation Agreement or any exhibits or attachments hereto following her initial receipt of this Separation Agreement, whether material or immaterial, shall not re-start or affect in any manner the twenty-one (21) day consideration period.

15.	Section 409A.

(a)
Notwithstanding anything herein to the contrary, all payments and benefits under this Separation Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (“Section 409A”), or to comply therewith, and to the maximum extent permitted this Separation Agreement shall be interpreted accordingly.  Any payments under this Separation Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be so excluded from Section 409A to the maximum extent possible.  Executive acknowledges that she has been advised to seek independent advice from her own tax advisor with respect to the application of Section 409A to any payments or benefits under this Separation Agreement.  Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payment or benefit under this Separation Agreement under Section 409A or any other provision of federal, state or local tax law.

(b)
If, upon Executive’s separation from service, Executive is then a “specified employee” (as defined in Section 409A of the Code), then only to the extent necessary to comply with Section 409A of the Code and avoid imposition of taxes under Section 409A of the Code, Company will defer payment of certain of the amounts owed to Executive under this Agreement until the earlier of Executive’s death or the first payroll date on or following the date after the date that is six months following Executive’s separation from service.

(c)
For purposes of this Agreement, references to a “termination,” “termination of employment,” “termination of the services” or like terms shall mean “separation from service.” Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.

(d)
Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.   To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(e)
To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (provided, that, this clause (i) will not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect); (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) Employee’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

16.
Governing Law.  This Separation Agreement shall be interpreted and construed by the laws of the State of Texas, without regard to conflict of laws provisions.  Each of the Company and Executive hereby irrevocably submits to and acknowledges and recognizes the exclusive jurisdiction and venue of the courts of the State of Texas (which courts, for purposes of this Separation Agreement are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Separation Agreement or the subject matter thereof.

17.
Entire Agreement.  This Separation Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s separation from the Company and the settlement of certain claims or potential claims against the Company described herein, and, except as noted in Section 1(b) and Section 4 hereof, cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.  Executive affirms that, except as set forth in this Separation Agreement, no promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause her to sign this Separation Agreement.

18.	Third-Party Beneficiaries. The Released Parties are third-party beneficiaries of this Separation Agreement.

19.
Counterparts.  This Separation Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

20.
Beneficiary Designation.  By properly executing a beneficiary designation form provided for such purpose by the Company (in a form substantially similar to the form attached hereto as Exhibit B and that specifically references this Separation Agreement) and delivering such form to the Company at the Company’s headquarters address, Executive may designate a beneficiary or beneficiaries under the Separation Agreement.  In the event that Executive fails to properly designate a beneficiary, her interests under the Separation Agreement will pass to the person or persons in the first of the following classes in which there are any survivors: (i) spouse at the time of death; (ii) children; (iii) parents; and (iv) her estate.  Except as the Company may determine in its sole and exclusive discretion, a properly completed beneficiary designation form shall be deemed to revoke all prior designations upon its receipt by the Company.

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PLEASE READ CAREFULLY.  THIS SEPARATION AGREEMENT INCLUDES A GENERAL RELEASE OF ALL CLAIMS AGAINST THE COMPANY ARISING OUT OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE SEPARATION THEREOF UP TO AND INCLUDING THE SEPARATION AGREEMENT EXECUTION DATE, INCLUDING ALL CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.

IN WITNESS WHEREOF, the Parties have set their hands to this Separation Agreement as of the date(s) written below.

ALLIANCE DATA SYSTEMS CORPORATION ADS ALLIANCE DATA SYSTEMS, INC.

By:	/s/ Joseph L. Motes III	Date: December 20, 2019
Name:	Joseph L. Motes III
Title:	Executive Vice President

I hereby agree to the terms and conditions set forth above.  I have been given at least twenty-one (21) days to consider this Separation Agreement, and I have voluntarily chosen to execute this Separation Agreement on the date below (the “Separation Agreement Execution Date”).

Melisa A. Miller

By:	/s/ Melisa A. Miller	Date: December 20, 2019

Signature Page to Separation Agreement